Exhibit 99.2

Questions & Answers Regarding CMG Partners’ Mini-Tender Offer

December 23, 2014

Summary

CMG Partners (CMG) is offering to purchase up to 2,000,000, or 0.30%, of the outstanding common stock (Shares) in CNL Lifestyle Properties, Inc. (the Company) at $4.25 per share in cash (the Offer). Because CMG’s Offer is for less than 5 percent of the outstanding securities of the Company (commonly referred to as a “mini-tender offer”), the Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The U.S. Securities and Exchange Commission (SEC) has issued an investor alert concerning such offers, which can be accessed at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. We recommend that you review this alert before taking any action with respect to the Offer.

What does the Company and its board of directors recommend?

As discussed previously, earlier this year the Company engaged Jefferies LLC, a global investment banking and advisory firm, to formally undertake a process to provide liquidity to shareholders. Since then, the Company has completed the sale of its golf portfolio and recently announced that the Company entered into a definitive agreement to sell its senior housing portfolio. Of course, there can be no assurances that this process will result in liquidity or, if it does, what the value per share might be. With this in mind, the Company’s board of directors has decided not to take a position and remain neutral on the Offer.

Why would CMG make a mini-tender offer for my shares?

CMG is doing this with the intent of making a profit for itself and its investors. CMG routinely acquires Company shares and resells them for a profit within a short period of time. CMG stated in its Offer that it is “seeking to acquire Shares for investment purposes only,” and that “CMG may choose to resell some or all of the Shares it receives in this Offer to another party.”

What happens if I tender my shares?

Shareholders who sell their shares to CMG will forfeit control of their shares and will be treated as if they had sold their shares to CMG on Dec. 9, 2014. This means CMG will receive the full value of any distributions declared by the Company as of Dec. 9, 2014.

If you tender your shares into the offer, you are appointing CMG as your attorney-in-fact and proxy to receive all benefits and exercise all of the rights of ownership of your shares prior to receiving payment of the purchase price for your shares. CMG’s documents also state that by delivering the assignment documentation to them, you are authorizing CMG to immediately have your address changed on the Company’s books so that CMG will receive your checks and correspondence intended for you–even before CMG buys your shares.

Are there other options available to me if I need to sell my shares?

Yes. Other options may be available to you if you are interested in selling your shares. The Company currently maintains a list of secondary markets in an effort to match shareholders who want to sell their shares with other investors. CMG acknowledges that the tender of the Company’s shares at their $4.25 offer price may not be the highest value that shareholders could get if shares were held for a longer period. Furthermore, CMG also acknowledges in its letter that Direct Investment Spectrum and the Stanger Report recently reported secondary market trades of our shares that exceed CMG’s offering price. However, there is limited trading on the secondary market so if you need immediate liquidity, accepting the Offer may be your quickest way of achieving liquidity.

You should be aware; however, that there are no guarantees as to whether, when or at what prices you will be able to sell your shares through one of these options. Please consult with your financial and tax advisors before making any decisions affecting your investment.

What is the time frame for the liquidation of the portfolio?

The Company previously completed the sale of its 48 golf properties during the third and fourth quarter of 2014 to an unaffiliated third-party buyer for an aggregate amount of $320.0 million. In addition, the Company is under contract to sell its 38-property seniors housing portfolio to an unaffiliated third party for approximately $790 million, subject to certain adjustments. The sale of the senior housing portfolio is expected to close no later than July 31, 2015. The Company continues to work with Jefferies LLC to evaluate strategic alternatives to provide liquidity with respect to the rest of the Company’s portfolio.

Why did the Company discontinue the distribution reinvestment plan (DRP) and suspend the share redemption plan (Redemption Plan)?

As a mature Company, the Company is approaching the end of its natural lifecycle. In consideration of various strategic alternatives to provide a liquidity opportunity for shareholders, the Company’s board of directors deemed it was in the Company’s best interest to discontinue the DRP and suspend the Redemption Plan. For more information about the Company’s discontinuance of its DRP and suspension of its Redemption Plan, please see the Company’s Form 8-K as filed on Sept. 9, 2014, with the SEC and the Company’s Form 10-Q as filed on Nov. 13, 20104, with the SEC.

Who can I contact for more information about the CMG Offer?

Please call CNL Client Services at 866-650-0650, option 3.